UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2016

Agios Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36014	26-0662915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

88 Sidney Street, Cambridge, MA		02139
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 649-8600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of a New Director

On December 30, 2016, the Board of Directors (the “Board”) of Agios Pharmaceuticals, Inc. (the “Company”), upon the recommendation of the Board’s Nominating and Corporate Governance Committee (the “Corporate Governance Committee”), elected Ian T. Clark as a director. Mr. Clark has been designated as a class I director to serve in accordance with the Company’s By-Laws until the Company’s 2017 Annual Meeting of Stockholders and thereafter until his successor has been duly elected and qualified or until his earlier death, removal or resignation. In connection with his election to the Board, Mr. Clark was named to the Corporate Governance Committee effective immediately.

Mr. Clark has more than 30 years of experience in the biotechnology industry. Most recently, he was Chief Executive Officer and head of North American Commercial Operations of Genentech, Inc., a member of the Roche Group, a position he held since 2010. Mr. Clark also led the Genentech executive committee and was a member of the Genentech board of directors. Mr. Clark joined Genentech in 2003 as Senior Vice President and General Manager, BioOncology. In 2005 he was named Senior Vice President, Commercial Operations and became a member of the executive committee, and in 2006, he was named Executive Vice President, Commercial Operations. In 2009, he was named head of Global Product Strategy and Chief Marketing Officer of Roche. Prior to joining Genentech, Mr. Clark served as general manager of Novartis Canada, overseeing all of the company’s country operations. Before assuming his post in Canada, Mr. Clark served as Chief Operating Officer for Novartis United Kingdom. Prior to joining Novartis in 1999, Mr. Clark worked in vice presidential roles in sales and marketing for Sanofi (Aventis) and Ivax in the United Kingdom, France and Eastern Europe. Mr. Clark is a member of the boards of directors of Shire plc and Corvus Pharmaceuticals, Inc., both publicly traded biopharmaceutical companies, TerraVia Holdings, Inc., a publicly-traded renewable and bioproducts company, and the Gladstone Foundation, an independent, nonprofit life science research organization. In addition, Mr. Clark serves on the executive committee of the Biotechnology Industry Organization (BIO) Industry Association, is chair of the advisory committee for the Institute of Life Sciences at Southampton University in the United Kingdom, and is a member of the Federal Reserve Bank of San Francisco’s Economic Advisory Council and the Technology Network Executive Council. Mr. Clark received a Bachelor of Science degree in biological sciences from Southampton University in the United Kingdom.

There are currently no arrangements or understandings between Mr. Clark and any other person pursuant to which Mr. Clark was selected as a director. There are currently no transactions in which Mr. Clark has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In accordance with the Company’s non-employee director compensation policy (the “Policy”), Mr. Clark will receive (i) an annual cash compensation of $40,000 ($10,000 per quarter) for his service as a director and (ii) reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the Board and committees thereof. As a member of the Corporate Governance Committee, he will also receive an annual cash compensation of $5,000 ($1,250 per quarter). In addition, in accordance with the Policy, the Board granted Mr. Clark an option to purchase 16,000 shares of the Company’s common stock on December 30, 2016. The option has an exercise price equal to $41.73, the closing price of the Company’s common stock on the date of grant, and vests as to 25% on the first anniversary of the date of grant, with remainder vesting in equal increments over 36 additional months.

In connection with his election to the Board, Mr. Clark entered into an indemnification agreement (the “Indemnification Agreement”) with the Company. The Indemnification Agreement is substantially identical to the form of indemnification agreement that the Company has entered into with its other directors and provides that the Company will indemnify Mr. Clark for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of the Company’s directors.

The foregoing description of the Indemnification Agreement is qualified in its entirety by the full text of the form of indemnification agreement by and between the Company and each of its officers and directors, which is incorporated herein by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (File No. 333-189216), filed with the Securities and Exchange Commission on July 11, 2013.

Resignation of a Director

On January 2, 2017, Douglas G. Cole, M.D. notified the Company of his decision to resign as a member of the Board and as a member of the Corporate Governance Committee, effective immediately. Dr. Cole’s resignation from the Board is due to other commitments, and is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibits are included in this report:

Exhibit No.	Description

10.1	Form of Indemnification Agreement between the Registrant and each of its Executive Officers and Directors (incorporated by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1 (File No. 333-189216), filed with the Securities and Exchange Commission on July 11, 2013)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGIOS PHARMACEUTICALS, INC.

Date: January 4, 2017	By:	/s/ David P. Schenkein
David P. Schenkein, M.D. President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Indemnification Agreement between the Registrant and each of its Executive Officers and Directors (incorporated by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1 (File No. 333-189216), filed with the Securities and Exchange Commission on July 11, 2013).